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                                                                      EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER-SHARE EARNINGS

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1996     1995     1994
                                                               ----     ----     ----
                                                                (IN THOUSANDS EXCEPT
                                                                  PER-SHARE DATA)
Primary:
  Average shares outstanding................................  17,196   16,071   10,451
  Net effect of dilutive stock options based on the treasury
     stock method...........................................       *        *        *
                                                              ------   ------   ------
     Total..................................................  17,196   16,071   10,451
                                                              ======   ======   ======
  Net earnings before extraordinary charge from prepayment
     of debt................................................  34,590   29,490   17,777
  Net earnings..............................................  34,590   23,011   17,777
Per-share amounts:
  Net earnings..............................................   $2.01    $1.43    $1.70
                                                              ======   ======   ======
  Net earnings before extraordinary charge..................   $2.01    $1.83    $1.70
                                                              ======   ======   ======
Fully Diluted:
  Average shares outstanding................................  17,196
  Assumed conversion of debentures..........................   3,095
  Stock option incremental shares...........................      72
                                                              ------
     Total..................................................  20,363
                                                              ======
  Net earnings..............................................  34,590
  Add interest expense associated with Convertible
     Debentures.............................................   7,778
                                                              ------
     Total..................................................  42,368
                                                              ======
  Per-share amount..........................................   $2.08
                                                              ======

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* The aggregate number of stock options outstanding during each period is less than 3% of the weighted average shares outstanding, and are not materially dilutive based on the treasury stock method using the average market price for the year. For 1995 and 1994, incremental shares from stock options on a fully-diluted basis using the year-end market price if higher than the average market price are not materially dilutive.

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